Exhibit 99.1

Trimble Announces Share Repurchase Program

SUNNYVALE, Calif., Aug. 12, 2014 – Trimble (NASDAQ: TRMB) today announced that its Board of Directors approved a new $300 million share repurchase program effective August 11, 2014. Under the share repurchase program, Trimble may repurchase shares from time to time in open market transactions, privately negotiated transactions, accelerated share buyback programs, tender offers, or by other means. The timing and amount of repurchase transactions will be determined by the Company’s management based on its evaluation of market conditions, share price, legal requirements and other factors. The program may be suspended, modified or discontinued at any time without prior notice. The Board of Directors also canceled the remaining unused portion, amounting to approximately $50 million, of the Company’s existing share repurchase program.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release regarding the Company’s plans to repurchase up to $300 million of its common shares, the anticipated effect of such repurchase, the manner in which the Company intends to invest its future cash flow, its confidence in its business and prospects and other statements that are not historical in nature constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, and actual events and results may differ materially from those described in this news release. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s ability to have available resources and cash flows from operating activities to repurchase the shares and changing market prices for Trimble common stock and economic trends in the industry. More information about potential factors which could affect Trimble’s business and financial results is set forth in reports filed with the SEC, including Trimble’s quarterly reports on Form 10-Q and its annual report on Form 10-K. All forward looking statements are based on information available to Trimble as of the date hereof, and Trimble assumes no obligation to update such statements.

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Contacts:

Jim Todd

Investor Relations

+1 408-481-7838

investor_relations@trimble.com

Lea Ann McNabb

Media

+1 408-481-7808

leaann_mcnabb@trimble.com